Southwest Georgia Financial Corporation
201 First Street S.E.
Moultrie, GA 31768
PH: (229) 985-1120
FX: (229) 985-0251
                                                                     SGB

News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
george.kirkland@sgfc.com

For Immediate Release

             Southwest Georgia Financial Corporation Announces
                      Record Annual Earnings for 2005

Net income increased 12.0% over 2004
Earnings per share up 11.0% over 2004
Company engages Keefe, Bruyette & Woods

MOULTRIE, GEORGIA, January 26, 2006 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full service community bank holding company, today reported it achieved record net income and earnings per share in 2005. Net income for the year ended December 31, 2005, was $4.329 million up 12.0% from $3.865 million in the prior year. Diluted earnings per share for 2005 improved 11.0% to $1.31 compared with $1.18 for 2004.

For the fourth quarter of 2005, net income was $891 thousand down slightly from $906 thousand for the fourth quarter of 2004. Noninterest income was slightly higher due to higher revenue from both insurance services and service charges on deposit accounts. On a diluted per share basis, earnings were unchanged at $0.27. The increases in noninterest revenue were more than offset by higher noninterest expense, particularly salary and employee benefits.

Revenue and earnings growth for the full year was driven by higher non-interest income, primarily related to the solid operating results of the mortgage banking subsidiary, and strong expense control. Commercial mortgage lending, particularly for condominium projects, has been strong throughout the year and over $431 million in loans have been closed or brokered. Mortgage banking revenue increased to $4.417 million, a 22% increase over 2004's results.

DeWitt Drew, President and CEO, commented, "Our mortgage banking subsidiary, Empire Financial Services, had an excellent year in 2005. The team we have in place, combined with the quality of the products and services we offer, enabled us to close more than $400 million in loans throughout the year. We currently have more than $474 million in loan participations sold to over 100 community banks throughout the Southeastern United States. In our view, the quality of the projects we have financed has been exceptional. While higher interest rates may cause caution and lead to lower originations, servicing fees on the portfolio make our revenue stream somewhat less volatile."

Return on average equity for 2005 was 10.93% compared with 10.12% for 2004. Return on average assets for 2005 was 1.44%, an increase of 10 basis points from 2004.

Revenue

Non-interest income, which is about 33% of the Company's total revenue, was $1.828 million for the fourth quarter, an increase of nearly 2% from the same period in 2004. The largest contributor to non-interest income, mortgage banking services, was relatively stable in the quarter compared with last year's fourth quarter. The level and timing of recognizing income from the mortgage banking business is dependent on many factors related to originating and closing relatively large commercial mortgage loans, and therefore can fluctuate from quarter to quarter. There were moderate increases in both revenue from service charges on deposit accounts and insurance services in the quarter.

Net interest income for the fourth quarter of 2005 decreased to $2.48 million compared with $2.59 million for the same period in 2004, due primarily to the increase in the rates of interest on deposits. The Company's net interest margin was 3.78% for the fourth quarter of 2005, down 12 basis points from the same period a year ago.

Mr. Drew commented, "Higher funding costs have impacted our ability to grow net interest income, and our challenge continues to be managing these costs in a rising rate environment while contending with higher short term interest rates and a flatter yield curve. We are encouraged, however, by stable net interest margins seen in successive quarters through the year. Our focus on cost discipline, retaining and expanding customer relationships, and identifying acquisition or merger opportunities consistently remain the core components of our growth strategy."

Non-interest expenses, exclusive of personnel costs, were down $113 thousand, or 8.0%, compared with the fourth quarter of last year.
Personnel costs were $1.822 million for the quarter, an increase of 8.3%, or $140 thousand, over the same period last year. This has been a continuous trend seen throughout the year and can be attributed to incentive based compensation at the mortgage banking subsidiary, increased pension contributions and increased staffing to replace near term retirees. Partially offsetting the increase in personnel costs was a $79 thousand decline in other operating expense, which was primarily due to a reduction in expenses related to the merged operations of Sylvester Banking Company. Overall, quarterly non-interest expenses increased less than 1% over the same period last year.

Positive Balance Sheet Trends and Strong Asset Quality

Total loans increased to $104.6 million compared with $99.9 million at the end of 2004. The loan loss reserve to total loans remains approximately 2.3%, while nonperforming assets to total assets decreased to 0.04%, a 42 basis point improvement over last year. Capital ratios well exceed the required regulatory levels.

At December 31, 2005, total assets were $301.3 million compared with $305.9 million at the end of 2004. Deposits decreased slightly to $221.8 million from $222.5 million at the end of 2004.

Shareholders' equity was $39.9 million as of December 31, 2005, up $900 thousand from the end of 2004, primarily as a result of earnings growth. On a per share basis, book value at year end was $12.23, up from $11.88 at the end of 2004. The Company has approximately 3.3 million shares of common stock outstanding.

While having no impact on net earnings, the Company's financial statements as of December 31, 2004, have been restated to reflect the recognition of the minimum liability required for the Company's defined pension plan whose accumulated benefit obligations exceeded fair value of the plan's assets. This effect of the restatement in 2004 shows an accrued pension benefit liability of $1.2 million with the offset to intangible assets, deferred
tax assets, and other comprehensive income.   This restated adjustment is
consistent with the accounting in 2005 and included no change to previously reported net earnings.

Review of the Year 2005

Net interest income for 2005 was slightly lower at $10.24 million compared with $10.42 million for 2004. Net interest margin was 3.91% for 2005, down 23 basis points from the same period a year ago.

For the year, non-interest income was $7.865 million, up 16.5% from the same period in 2004. The increase was driven by revenue from mortgage banking services. Revenue from retail brokerage services and insurance services each had increases in 2005 compared with 2004. These increases were partially offset by slight decreases in revenue from trust services and service charges on deposit accounts.

Non-interest expense was up $309 thousand, or 2.6%, for 2005 compared with last year. Driving the increase was $656 thousand in higher costs for salary and employee benefits. The year-to-date results in 2004 only included ten months of Sylvester Banking Company's operating costs compared with a full twelve month's costs in 2005.

Dividends and Share Repurchases

During the fourth quarter of 2005, the company paid a regular $0.13 per share quarterly cash dividend. The dividend currently has a yield of approximately 2.4% at an annual dividend rate of $0.52 per share.

Through the twelve months of 2005, the Company repurchased 25,000 shares at an average price of $22.20 per share. Since the stock repurchase program began in January 2000, the Company has repurchased a total of 547,095 shares of its common stock at an average price of $14.24 per share. The price per share data and the numbers of shares repurchased are adjusted for stock splits or stock dividends.

Keefe, Bruyette & Woods Engaged to Review Strategic Alternatives

The Board of Directors has engaged Keefe, Bruyette & Woods, Inc. to conduct, in conjunction with management, a full review of the Company's strategic alternatives to enhance shareholder value. These alternatives could include a sale or merger and acquisition opportunities.

There can be no assurances that any particular alternative will be pursued or that any transaction will occur, or on what terms. The Company does not plan to release additional information about the status of the review of alternatives until a definitive agreement is entered into or the process is otherwise completed.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $300 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has offices in Colquitt and Mitchell Counties. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:

                               www.sgfc.com.

SAFE HARBOR STATEMENT

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION

                     CONSOLIDATED STATEMENT OF CONDITION

                 (Dollars in thousands except per share data)
                                                  (Unaudited)       (Audited)
                                                  December 31,     December 31,
                                                      2005            2004
ASSETS
Cash and due from banks                             $  11,699       $  13,367
Interest-bearing deposits with banks                   10,156           5,967
Federal funds sold                                      3,550               0
Investment securities available for sale               50,248          56,852
Investment securities held to maturity                106,779         116,046
Loans, less unearned income and discount              104,635          99,915
   Allowance for loan losses                           (2,454)         (2,507)
      Net loans                                       102,181          97,408
Premises and equipment                                  6,840           6,830
Foreclosed assets, net                                      0              14
Intangible assets                                       3,005           3,628
Other assets                                            6,816           5,788
      Total assets                                  $ 301,274       $ 305,900

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                               $  36,910       $  36,399
  NOW accounts                                         51,605          52,914
  Money market                                         17,079          11,851
  Savings                                              25,481          28,081
  Certificates of deposit $100,000 and over            23,691          27,343
  Other time accounts                                  67,078          65,900
      Total deposits                                  221,844         222,488

  Federal funds purchased                                   0               0
  Other borrowings                                      5,000           8,000
  Long-term debt                                       30,343          30,517
  Accounts payable and accrued liabilities              4,234           5,943
      Total liabilities                               261,421         266,948
Shareholders' equity:
  Common stock - par value $1;  5,000,000 shares
       authorized; 4,266,680 shares issued (*)          4,267           4,263
  Additional paid-in capital                           31,265          31,188
  Retained earnings                                    15,258          12,627
  Accumulated other comprehensive income               (1,223)             33
      Total                                            49,567          48,111
Treasury stock - at cost (**)                          (9,714)         (9,159)
      Total shareholders' equity                       39,853          38,952
      Total liabilities and shareholders' equity    $ 301,274       $ 305,900

*    Common stock - shares outstanding              3,257,768       3,278,608
** Treasury stock - shares                          1,008,912         983,912

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                  CONSOLIDATED INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)
                                     For the Three Months  For the Twelve Months
                                       Ended December 31,    Ended December 31,
                                         2005*      2004       2005*      2004
Interest income:
Interest and fees on loans            $   2,030  $   1,719  $   7,719  $   7,002

Interest and dividend on securities
 available for sale                         545        583      2,294      2,456
Interest on securities
 held to maturity                         1,107      1,206      4,613      4,247
Interest on federal funds sold               10          0         10         35
Interest on deposits with banks              89         50        182         81
        Total interest income             3,781      3,558     14,818     13,821

Interest expense:
Interest on deposits                        998        668      3,393      2,482
Interest on federal funds purchased           0          0          9          7
Interest on other borrowings                 22         46         71        136
Interest on long-term debt                  281        256      1,102        776
        Total interest expense            1,301        970      4,575      3,401
        Net interest income               2,480      2,588     10,243     10,420
Provision for loan losses                    20         18         80         92
Net interest income after
 provision for losses on loans            2,460      2,570     10,163     10,328

Noninterest income:
Service charges on deposit accounts         415        386      1,553      1,554
Income from trust services                   76         77        305        310
Income from retail brokerage services        70         70        265        245
Income from insurance services              294        284      1,113      1,102
Income from mortgage banking services       943        942      4,417      3,612
Net gain (loss) on the sale or
 abandonment of assets                        0          3          8       (280)
Net gain on the sale of securities            0          0          0          3
Other income                                 30         36        204        208
        Total noninterest income          1,828      1,798      7,865      6,754

Noninterest expense:
Salary and employee benefits              1,822      1,682      7,324      6,668
Occupancy expense                           191        156        810        735
Equipment expense                           140        186        656        660
Data processing expense                     181        166        725        766
Amortization of intangible assets           123        161        491        502
Other operating expense                     657        736      2,376      2,742
        Total noninterest expense         3,114      3,087     12,382     12,073

Income before income tax expense          1,174      1,281      5,646      5,009
Provision for income taxes                  283        375      1,317      1,144
        Net income                    $     891  $     906  $   4,329  $   3,865

Net income per share, basic           $    0.27  $    0.28  $    1.32  $    1.19
Net income per share, diluted         $    0.27  $    0.27  $    1.31  $    1.18
Dividends paid per share              $    0.13  $    0.13  $    0.52  $    0.46

Basic weighted average
 shares outstanding                   3,260,544  3,275,639  3,267,169  3,258,124

Diluted weighted average
 shares outstanding                   3,284,770  3,309,099  3,293,534  3,281,117


                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)
At December 31                                     2005        2004
Assets                                          $ 301,274   $ 305,900
Loans, less unearned income & discount            104,635      99,915
Deposits                                          221,844     222,488
Shareholders' equity                               39,853      38,952
Book value per share                                12.23       11.88
Loan loss reserve/loans                             2.35%       2.51%
Nonperforming assets/total assets                   0.04%       0.46%

                                             Three Months       Twelve Months
                                          Ended December 31,  Ended December 31,
                                            2005      2004      2005      2004
Net income                                $   891   $   906   $ 4,329   $ 3,865
Earnings per share, basic                    0.27      0.28      1.32      1.19
Earnings per share, diluted                  0.27      0.27      1.31      1.18
Dividends paid per share                     0.13      0.13      0.52      0.46
Return on assets                            1.19%     1.20%     1.44%     1.34%
Return on equity                            8.88%     9.21%    10.93%    10.12%
Net interest margin (tax equivalent)        3.78%     3.90%     3.91%     4.14%
Net charge offs (recoveries)/
 average loans                              0.15%     0.07%     0.13%     0.10%

-------------------------------------------------------------------------------

Quarterly                       4th Qtr   3rd Qtr   2nd Qtr   1st Qtr   4th Qtr
Averages                         2005      2005      2005      2005      2004
Assets                         $300,526  $295,783  $299,337  $306,043  $301,868
Loans, less unearned
 income & discount              106,629   107,654   104,014    99,801   101,250
Deposits                        220,608   214,236   221,296   228,476   222,364
Equity                           40,141    39,972    39,198    39,104    39,374
Return on assets                  1.19%     1.61%     1.66%     1.32%     1.20%
Return on equity                  8.88%    11.91%    12.66%    10.31%     9.21%
Net income                     $    891  $  1,190  $  1,240  $  1,008  $    906
Net income per share, basic    $   0.27  $   0.36  $   0.38  $   0.31  $   0.28
Net income per share, diluted  $   0.27  $   0.36  $   0.38  $   0.30  $   0.27
Dividends paid per share       $   0.13  $   0.13  $   0.13  $   0.13  $   0.13